EXHIBIT 99.1

Contact:
Sean McHugh
Vice President, Investor Relations & Treasury
(404) 745-2889

Carter's, Inc. Reports Second Quarter Fiscal 2013 Results

•	Net Sales $518 Million, Up 10%

•	EPS $0.33, Down 6%; Adjusted EPS $0.46, Up 24%

ATLANTA, July 25, 2013 -- Carter’s, Inc. (NYSE:CRI), the largest branded marketer in the United States of apparel exclusively for babies and young children, today reported its second quarter fiscal 2013 results.

“Our second quarter results reflect strong sales growth driven by our Carter's brand retail stores, and our eCommerce and International operations,” said Michael D. Casey, Chairman and Chief Executive Officer. “We've made good progress with our growth initiatives in the first half of this year, which include consolidating our operations in Atlanta, improving our supply chain capabilities, integrating our operations in Japan, and strengthening our information systems. We believe these initiatives will help enable the long term growth we envision for our business. We continue to expect good growth in sales and earnings this year.”

Second Quarter of Fiscal 2013 compared to Second Quarter of Fiscal 2012
Consolidated net sales increased $45.7 million, or 9.7%, to $517.9 million.  Net domestic sales of the Company’s Carter’s brands increased $32.3 million, or 8.9%, to $396.1 million.  Net domestic sales of the Company’s OshKosh B’gosh brand decreased $3.4 million, or 4.7%, to $67.7 million.  Net international sales increased $16.8 million, or 44.9%, to $54.0 million.

Operating income in the second quarter of fiscal 2013 was $32.7 million, a decrease of $1.7 million, or 4.9%, from $34.4 million in the second quarter of fiscal 2012.  Second quarter fiscal 2013 pre-tax income includes approximately $12.1 million in costs incurred in connection with the office consolidation, the revaluation of contingent consideration associated with the acquisition of Bonnie Togs in 2011, and amortization of recently acquired tradenames, which is detailed later in this release. Second quarter fiscal 2012 pre-tax income included expenses totaling approximately $1.8 million related to the previously-announced Hogansville, Georgia distribution center closure in 2013 and revaluation of the Bonnie Togs contingent consideration. The Hogansville facility is expected to close by the end of fiscal 2013. Excluding the facility consolidation and closure-related costs and acquisition-related expenses noted above, adjusted operating income in the second quarter of fiscal 2013 increased $8.6 million, or 23.8%, to $44.9 million. This compares to adjusted operating income of $36.2 million in the second quarter of fiscal 2012.

Net income in the second quarter of fiscal 2013 decreased $1.1 million, or 5.4%, to $19.7 million, or $0.33 per diluted share, compared to $20.8 million, or $0.35 per diluted share, in the second quarter of fiscal 2012.  Excluding the facility consolidation and closure-related costs, and acquisition-related expenses noted above, adjusted net income in the second quarter of fiscal 2013 increased $5.3 million, or 23.8%, to $27.7 million, or $0.46 per diluted share. This compares to adjusted net income of $22.4 million, or $0.37 per diluted share, in the second quarter of fiscal 2012.

A reconciliation of income as reported under GAAP to adjusted income is provided at the end of this release.

Business Segment Results (Second Quarter of Fiscal 2013 compared to Second Quarter of Fiscal 2012)

Carter’s Segments
Carter’s retail segment sales increased $30.1 million, or 17.8%, to $199.4 million. The increase was driven by incremental sales of $18.1 million from new store openings, a 39.0% increase in eCommerce sales, or $7.9 million, and a comparable store sales increase of 3.9%, or $5.6 million. This growth was partially offset by $1.5 million in lower sales due to store closings. In the second quarter of fiscal 2013, the Company opened 15 Carter’s retail stores.  As of the end of the second quarter, the Company operated 438 Carter’s retail stores in the United States.

Carter’s wholesale segment sales increased $2.2 million, or 1.1%, to $196.7 million.

OshKosh B’gosh Segments
OshKosh retail segment sales decreased $1.9 million, or 3.2%, to $56.4 million. The decrease reflects a comparable store sales decline of $2.5 million, or 5.1%, and $2.5 million in lower sales due to store closings. The decreases were partially offset by $1.8 million in sales from new store openings, and a 24.9% increase in eCommerce sales, or $1.4 million.  As of the end of the second quarter of fiscal 2013, the Company operated 164 OshKosh retail stores in the United States.

OshKosh wholesale segment sales decreased $1.5 million, or 11.6%, to $11.3 million.

International Segment
International segment sales increased $16.8 million, or 44.9%, to $54.0 million, principally driven by growth in the wholesale channel and the Company's Canadian retail store business. Canadian comparable store sales declined 1.2%, reflecting a 7.2% decline in Bonnie Togs format stores and a 3.9% increase in Carter's / OshKosh co-branded stores. Japan operations contributed $4.7 million to segment sales.

Acquisition of Tradenames
On June 13, 2013, the Company acquired worldwide rights to Carter's Watch the Wear and H.W. Carter & Sons brands. The Company believes the acquisition reduces possible brand confusion and facilitates expansion in certain key international markets. Total consideration paid for these assets was approximately $38.0 million in cash. This transaction was recorded as an asset acquisition and the value of the tradenames is being amortized on an accelerated basis over three years.

First Half of Fiscal 2013 compared to First Half of Fiscal 2012
Consolidated net sales increased $85.1 million, or 8.3%, to $1,108.9 million.  Net domestic sales of the Company’s Carter's brands increased $62.2 million, or 7.9%, to $852.7 million.  Net domestic sales of the Company’s OshKosh B’gosh brand decreased $8.1 million, or 5.4%, to $141.3 million.  Net international sales increased $30.9 million, or 36.8%, to $114.9 million.

Operating income in the first half of fiscal 2013 was $99.7 million, an increase of $11.5 million, or 13.0%, from $88.2 million in the first half of fiscal 2012.  Pre-tax income for the first half of fiscal 2013 includes approximately $21.6 million in costs incurred in connection with the office consolidation, the revaluation of contingent consideration associated with the acquisition of Bonnie Togs in 2011, costs associated with the Hogansville distribution center closure, and the amortization of acquired tradenames noted above.

Pre-tax income for the first half of fiscal 2012 includes expenses totaling approximately $3.6 million related to the Hogansville distribution center closure and revaluation of the Bonnie Togs contingent consideration. Excluding the facility consolidation and closure-related costs, and acquisition-related expenses noted above, adjusted operating income in the first half of fiscal 2013 increased $29.4 million, or 32.0%, to $121.3 million. This compares to adjusted operating income of $91.8 million in the first half of fiscal 2012.

Net income in the first half of fiscal 2013 increased $8.0 million, or 15.1%, to $61.1 million, or $1.02 per diluted share, compared to $53.1 million, or $0.89 per diluted share, in the first half of fiscal 2012.  Excluding the facility consolidation and closure-related costs, and acquisition-related expenses noted above, adjusted net income in the first half of fiscal 2013 increased $19.4 million, or 34.6%, to $75.4 million, or $1.26 per diluted share. This compares to adjusted net income of $56.0 million, or $0.94 per diluted share, in the first half of fiscal 2012.

A reconciliation of income as reported under GAAP to adjusted income is provided at the end of this release.

Cash flow from operations in the first half of fiscal 2013 was $69.8 million compared to cash flow from operations of $89.9 million in the first half of fiscal 2012.  The decrease principally reflects changes in working capital.

Business Segment Results (First Half of Fiscal 2013 compared to First Half of Fiscal 2012)

Carter’s Segments
Carter’s retail segment sales increased $61.3 million, or 17.7%, to $407.8 million in the first half of fiscal 2013. The increase was driven by incremental sales of $37.4 million from new store openings, as well as a comparable store sales increase of 2.2%, or $6.5 million, and a 49.7% increase in eCommerce sales, or $21.2 million. This growth was partially offset by $3.7 million in lower sales due to store closings. In the first half of fiscal 2013, the Company opened 27 Carter’s retail stores and closed two.

Carter’s wholesale segment sales increased $0.9 million, or 0.2%, to $444.9 million.

OshKosh B’gosh Segments
OshKosh retail segment sales decreased $4.5 million, or 3.9%, to $111.8 million. The decrease reflects a comparable store sales decline of $7.2 million, or 7.3%, and $5.0 million in lower sales due to store closings. The decreases were partially offset by a 35.8% increase in eCommerce sales, or $4.2 million, and $3.5 million in sales from new store openings.  In the first half of fiscal 2013, the Company closed four OshKosh retail stores.

OshKosh wholesale segment sales decreased $3.6 million, or 10.8%, to $29.5 million.

International Segment
International segment sales increased $30.9 million, or 36.8%, to $114.9 million, principally driven by growth in the wholesale channel and the Company's Canadian retail store business. Canadian comparable store sales declined 2.5%, reflecting an 8.7% decline in Bonnie Togs format stores and a 3.4% increase in Carter's / OshKosh co-branded stores. Japan operations contributed $8.2 million to segment sales.

Stock Repurchase Program
On May 9, 2013, our Board of Directors authorized the Company to repurchase shares of its common stock up to $300 million, inclusive of amounts remaining under previous authorizations. Such purchases may be made in the open market or in privately negotiated transactions, with the level and timing of activity being at the discretion of the Company's management depending on market conditions, stock price, other investment priorities, and other factors. This share repurchase authorization has no expiration date.

During the second quarter of fiscal 2013, the Company repurchased 433,402 shares of its common stock for $28.8 million at an average price of $66.49 per share. During the first half of fiscal 2013, the Company repurchased 590,002 shares for $37.8 million at an average price of $63.99 per share. Year-to-date through July 24, 2013, the Company has repurchased a total of 703,902 shares for $46.2 million at an average price of $65.62 per share. As of July 24, 2013, the total remaining capacity under the Board of Directors authorization was $275.2 million.

Dividends
On May 9, 2013, the Company announced the initiation of a quarterly cash dividend of $0.16 per share, which was paid on June 14, 2013 to holders of record as of May 31, 2013. Future declarations of quarterly dividends and the establishment of future record and payment dates will be at the discretion of the Company’s Board of Directors based on a number of factors, including the Company's future financial performance and other considerations.

Capital Structure Review / Planned Financing Transaction
As part of the Company's ongoing review of opportunities to improve its capital structure and to take advantage of historically attractive interest rates, the Company plans to engage in a financing transaction to raise new debt to fund the return of additional capital to shareholders. The amount, type, terms, and timing of this financing and the method of any return of capital are subject to market and business conditions, including interest rates, Company performance, and other considerations.

2013 Business Outlook
For the third quarter of fiscal 2013, the Company expects net sales will increase approximately 12% compared to net sales of $669 million in the third quarter of fiscal 2012. The Company expects adjusted diluted earnings per share to increase in the low single digit percentage range compared to adjusted diluted earnings per share of $1.02 in the third quarter of fiscal 2012. This forecast for third quarter fiscal 2013 adjusted earnings per share excludes anticipated expenses of approximately $10 million to $12 million related to the office consolidation, approximately $6 million related to the amortization of acquired tradenames discussed above, approximately $1 million to $2 million for earn-out arrangements related to the acquisition of Bonnie Togs and the previously-announced distribution center closure, or other items the Company believes to be non-representative of underlying business performance.

For fiscal 2013, the Company expects net sales will increase approximately 8% to 10% compared to net sales of $2.4 billion in fiscal 2012. The Company expects adjusted diluted earnings per share to increase approximately 15% to 17% compared to adjusted diluted earnings per share of $2.85 in fiscal 2012. This forecast for fiscal 2013 adjusted diluted earnings per share excludes anticipated expenses of approximately $37 million to $41 million related to the office consolidation, approximately $14 million related to the amortization of acquired tradenames discussed above, approximately $5 million for earn-out arrangements related to the acquisition of Bonnie Togs and the previously-announced distribution center closure, or other items the Company believes to be non-representative of underlying business performance.

Conference Call
The Company will hold a conference call with investors to discuss second quarter fiscal 2013 results and its business outlook on July 25, 2013 at 8:30 a.m. Eastern Time. To participate in the call, please dial 913-312-1430. To listen to a live broadcast of the call on the internet, please log on to www.carters.com and select the “Second Quarter 2013 Earnings Conference Call” link under the “Investor Relations” tab. Presentation materials for the call can be accessed under the same "Investor Relations" tab by selecting the “Webcasts & Presentations” link under the “News & Events” tab. A replay of the call will be available shortly after the broadcast through August 3, 2013, at 888-203-1112 (U.S. / Canada) or 719-457-0820 (international), passcode 3235905. The replay will also be archived on the Company's website.

About Carter's, Inc.
Carter's, Inc. is the largest branded marketer in the United States of apparel and related products exclusively for babies and young children. The Company owns the Carter's and OshKosh B'gosh brands, two of the most recognized brands in the marketplace. These brands are sold in leading department stores, national chains, and specialty retailers domestically and internationally. They are also sold through more than 600 Company-operated stores in the United States, Canada, and Japan and on-line at www.carters.com and www.oshkoshbgosh.com. The Company's Just One You, Precious Firsts, and Genuine Kids brands are available at Target, and its Child of Mine brand is available at Walmart. Carter's is headquartered in Atlanta, Georgia. Additional information may be found at www.carters.com.

Cautionary Language
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 relating to the Company's future performance, including, without limitation, statements with respect to the Company's anticipated financial results for the third quarter of fiscal 2013 and fiscal year 2013, or any other future period, assessment of the Company's performance and financial position, and drivers of the Company's sales and earnings growth.  Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected.  Factors that could cause actual results to materially differ include the risks of: losing one or more major customers; the Company's products not being accepted in the marketplace; changes in consumer preference and fashion trends; negative publicity; the Company failing to protect its intellectual property; the breach of the Company's consumer databases; incurring costs in connection with cooperating with regulatory investigations and proceedings; increased production costs; deflationary pricing pressures; decreases in the overall level of consumer spending; disruptions resulting from the Company's dependence on foreign supply sources; the Company's foreign supply sources not meeting the Company's quality standards or regulatory requirements; disruption to the Company's eCommerce business or distribution facilities due to the planned transition or otherwise; disruptions in the Company's supply chain or in-sourcing capabilities resulting from sourcing through a single port or otherwise; the loss of the Company's principal product sourcing agent; increased competition in the baby and young children's apparel market; the Company being unable to identify new retail store locations or negotiate appropriate lease terms for the retail stores; the Company not adequately forecasting demand, which could, among other things, create significant levels of excess inventory; failure to achieve sales growth plans, cost savings, and other assumptions that support the carrying value of the Company's intangible assets; not attracting and retaining key individuals within the organization; failure to implement needed upgrades to the Company's information technology systems; disruptions resulting from the Company's transition of distribution functions to its new Braselton facility; charges related to the consolidation of certain Company offices into a new headquarters facility in Atlanta, Georgia being greater than estimated; the office consolidation not being completed during the expected time frame; the Company not achieving the expected benefits of the office consolidation; being unsuccessful in expanding into international markets and failing to successfully manage legal, regulatory, political and economic risks of international operations, including maintaining compliance with world-wide anti-bribery laws.  Many of these risks are further described in the most recently filed Quarterly Report on Form 10-Q and other reports filed with the Securities and Exchange Commission under the headings "Risk Factors" and "Forward-Looking

Statements."  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CARTER’S, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except for share data)
(unaudited)

	Fiscal quarters ended		Two fiscal quarters ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Net sales	$517,874	$472,162	$1,108,883	$1,023,824
Cost of goods sold	297,629	288,919	645,576	645,842
Gross profit	220,245	183,243	463,307	377,982
Selling, general, and administrative expenses	195,014	156,290	380,375	305,995
Royalty income	(7,507)	(7,474)	(16,749)	(16,240)
Operating income	32,738	34,427	99,681	88,227
Interest expense, net	1,060	1,666	2,163	3,623
Other expense (income), net	531	(135)	1,104	171
Income before income taxes	31,147	32,896	96,414	84,433
Provision for income taxes	11,474	12,091	35,326	31,353
Net income	$19,673	$20,805	$61,088	$53,080

Basic net income per common share	$0.33	$0.35	$1.03	$0.90

Diluted net income per common share	$0.33	$0.35	$1.02	$0.89

Dividend declared and paid per common share	$0.16	$—	$0.16	$—

CARTER’S, INC.
BUSINESS SEGMENT RESULTS
(dollars in thousands)
(unaudited)

	Fiscal quarters ended				Two fiscal quarters ended
	June 29, 2013	% of Total	June 30, 2012	% of Total	June 29, 2013	% of Total	June 30, 2012	% of Total
Net sales:
Carter’s Wholesale	$196,734	38.0%	$194,523	41.2%	$444,912	40.1%	$444,008	43.4%
Carter’s Retail (a)	199,370	38.5%	169,261	35.8%	407,799	36.8%	346,465	33.8%
Total Carter’s	396,104	76.5%	363,784	77.0%	852,711	76.9%	790,473	77.2%
OshKosh Retail (a)	56,423	10.9%	58,301	12.3%	111,768	10.1%	116,289	11.4%
OshKosh Wholesale	11,301	2.2%	12,789	2.7%	29,487	2.7%	33,063	3.2%
Total OshKosh	67,724	13.1%	71,090	15.1%	141,255	12.8%	149,352	14.6%
International (b)	54,046	10.4%	37,288	7.9%	114,917	10.3%	83,999	8.2%
Total net sales	$517,874	100.0%	$472,162	100.0%	$1,108,883	100.0%	$1,023,824	100.0%

Operating income:		% of segment net sales		% of segment net sales		% of segment net sales		% of segment net sales
Carter’s Wholesale	$31,298	15.9%	$35,482	18.2%	$81,482	18.3%	$75,698	17.0%
Carter’s Retail (a)	33,256	16.7%	19,955	11.8%	73,040	17.9%	50,489	14.6%
Total Carter’s	64,554	16.3%	55,437	15.2%	154,522	18.1%	126,187	16.0%
OshKosh Retail (a)	(6,073)	(10.8)%	(9,342)	(16.0)%	(11,168)	(10.0)%	(16,682)	(14.3)%
OshKosh Wholesale	681	6.0%	67	0.5%	3,484	11.8%	686	2.1%
Total OshKosh	(5,392)	(8.0)%	(9,275)	(13.0)%	(7,684)	(5.4)%	(15,996)	(10.7)%
International (b) (c)	7,353	13.6%	6,098	16.4%	12,349	10.7%	13,001	15.5%
Total segment operating income	66,515	12.8%	52,260	11.1%	159,187	14.4%	123,192	12.0%
Corporate expenses (d) (e)	(33,777)	(6.5)%	(17,833)	(3.8)%	(59,506)	(5.4)%	(34,965)	(3.4)%
Total operating income	$32,738	6.3%	$34,427	7.3%	$99,681	9.0%	$88,227	8.6%

(a)	Includes eCommerce results.

(b)	Net sales includes international retail, eCommerce, and wholesale sales. Operating income includes international licensing income.

(c)
Includes charges associated with the revaluation of the Company’s contingent consideration of $1.0 million and $1.9 million for the second fiscal quarter and first two fiscal quarters of 2013, respectively, and $1.1 million and $1.8 million for the second fiscal quarter and first two fiscal quarters of 2012, respectively.

(d)
Corporate expenses generally include expenses related to incentive compensation, stock-based compensation, executive management, severance and relocation, finance, building occupancy, information technology, certain legal fees, consulting, and audit fees.

(e)	Includes the following charges:

	Fiscal quarters ended		Two fiscal quarters ended
(dollars in millions)	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Closure of distribution facility in Hogansville, GA	$—	$0.7	$0.6	$1.8
Office closure costs	$10.2	$—	$18.2	$—
Amortization of H.W. Carter and Sons tradenames	$1.0	$—	$1.0	$—

Certain prior year amounts have been reclassified for comparative purposes.

CARTER’S, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except for share data)
(unaudited)

	June 29, 2013	December 29, 2012	June 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$312,132	$382,236	$237,629
Accounts receivable, net	133,277	168,046	131,888
Finished goods inventories, net	429,223	349,530	377,857
Prepaid expenses and other current assets	48,621	22,216	27,485
Deferred income taxes	32,948	35,675	23,838
Total current assets	956,201	957,703	798,697
Property, plant, and equipment, net	208,094	170,110	139,592
Goodwill	186,957	189,749	188,621
Tradenames and other intangibles, net	342,883	306,072	306,249
Deferred debt issuance costs, net	2,486	2,878	2,270
Other assets	5,130	3,597	436
Total assets	$1,701,751	$1,630,109	$1,435,865

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$199,588	$149,625	$120,922
Other current liabilities	74,062	94,610	44,639
Total current liabilities	273,650	244,235	165,561
Long-term debt	186,000	186,000	186,000
Deferred income taxes	112,171	114,341	113,355
Other long-term liabilities	108,993	100,054	103,612
Total liabilities	$680,814	$644,630	$568,528

Commitments and contingencies

Stockholders’ equity:
Preferred stock; par value $.01 per share; 100,000 shares authorized; none issued or outstanding at June 29, 2013, December 29, 2012, and June 30, 2012, respectively	—	—	—
Common stock, voting; par value $.01 per share; 150,000,000 shares authorized; 59,353,894, 59,126,639, and 58,989,420 shares issued and outstanding at June 29, 2013, December 29, 2012, and June 30, 2012, respectively	594	591	590
Additional paid-in capital	238,167	250,276	240,427
Accumulated other comprehensive loss	(15,207)	(11,205)	(11,427)
Retained earnings	797,383	745,817	637,747
Total stockholders’ equity	1,020,937	985,479	867,337
Total liabilities and stockholders’ equity	$1,701,751	$1,630,109	$1,435,865

CARTER’S, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(dollars in thousands)
(unaudited)

	Two fiscal quarters ended
	June 29, 2013	June 30, 2012
Cash flows from operating activities:
Net income	$61,088	$53,080
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,936	17,793
Revaluation of contingent consideration	1,866	1,779
Amortization of debt issuance costs	392	354
Stock-based compensation expense	8,425	6,351
Income tax benefit from stock-based compensation	(9,929)	(1,834)
Loss on disposal of property, plant, and equipment	112	517
Deferred income taxes	557	554
Effect of changes in operating assets and liabilities:
Accounts receivable	34,519	25,887
Inventories	(81,361)	(30,705)
Prepaid expenses and other assets	(28,136)	(8,921)
Accounts payable and other liabilities	56,371	25,084
Net cash provided by operating activities	69,840	89,939

Cash flows from investing activities:
Capital expenditures	(70,566)	(37,711)
Acquisition of tradenames	(38,007)	—
Proceeds from sale of property, plant, and equipment	—	6
Net cash used in investing activities	(108,573)	(37,705)

Cash flows from financing activities:
Borrowings under revolving credit facility	—	2,500
Payments on revolving credit facility	—	(52,500)
Repurchase of common stock	(37,757)	—
Dividends paid	(9,522)	—
Income tax benefit from stock-based compensation	9,929	1,834
Withholdings from vesting of restricted stock	(4,539)	(2,408)
Proceeds from exercise of stock options	11,210	2,481
Net cash used in financing activities	(30,679)	(48,093)

Effect of exchange rate changes on cash	(692)	(6)
Net (decrease) increase in cash and cash equivalents	(70,104)	4,135
Cash and cash equivalents, beginning of period	382,236	233,494

Cash and cash equivalents, end of period	$312,132	$237,629

CARTER’S, INC.
RECONCILIATION OF GAAP TO ADJUSTED RESULTS
(dollars in millions, except earnings per share)

	Fiscal quarter ended June 29, 2013
	SG&A	Operating Income	Net Income	Diluted EPS
As reported (GAAP)	$195.0	$32.7	$19.7	$0.33
Office consolidation costs (a)	(10.2)	10.2	6.4	0.10
Revaluation of contingent consideration (b)	(1.0)	1.0	1.0	0.02
Amortization of tradenames (c)	(1.0)	1.0	0.6	0.01
As adjusted (e)	$182.9	$44.9	$27.7	$0.46

	Two fiscal quarters ended June 29, 2013
	SG&A	Operating Income	Net Income	Diluted EPS
As reported (GAAP)	$380.4	$99.7	$61.1	$1.02
Office consolidation costs (a)	(18.2)	18.2	11.4	0.19
Revaluation of contingent consideration (b)	(1.9)	1.9	1.9	0.03
Amortization of tradenames (c)	(1.0)	1.0	0.6	0.01
Facility closure costs - Hogansville DC (d)	(0.6)	0.6	0.4	0.01
As adjusted (e)	$358.8	$121.3	$75.4	$1.26

	Fiscal quarter ended June 30, 2012
	SG&A	Operating Income	Net Income	Diluted EPS
As reported (GAAP)	$156.3	$34.4	$20.8	$0.35
Revaluation of contingent consideration (b)	(1.1)	1.1	1.1	0.01
Facility closure costs - Hogansville DC (d)	(0.7)	0.7	0.5	0.01
As adjusted (e)	$154.5	$36.2	$22.4	$0.37

	Two fiscal quarters ended June 30, 2012
	SG&A	Operating Income	Net Income	Diluted EPS
As reported (GAAP)	$306.0	$88.2	$53.1	$0.89
Revaluation of contingent consideration (b)	(1.8)	1.8	1.8	0.03
Facility closure costs - Hogansville DC (d)	(1.8)	1.8	1.2	0.02
As adjusted (e)	$302.4	$91.8	$56.0	$0.94

(a)	Costs related to the office consolidation.

(b)	Revaluation of the contingent consideration liability associated with the Company's acquisition of Bonnie Togs.

(c)	Amortization of H.W. Carter and Sons tradenames.

(d)	Costs related to the closure of a distribution facility located in Hogansville, GA, announced in the first quarter of fiscal 2012.

(e)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present SG&A, operating income, net income, and net income on a diluted share basis excluding the adjustments discussed above.  The Company believes these adjustments provide a meaningful comparison of the Company’s results.  The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.  The adjusted, non-GAAP financial measurements are presented for informational purposes only and are not necessarily indicative of the Company’s future condition or results of operations.

Note: Results may not be additive due to rounding. Certain prior year amounts have been reclassified for comparative purposes.

CARTER’S, INC.
RECONCILIATION OF GAAP TO ADJUSTED RESULTS
(dollars in millions, except earnings per share)

	Quarter ended September 29, 2012
	SG&A	Operating Income	Net Income	Diluted EPS
As reported (GAAP)	$185.2	$95.4	$59.4	$0.99
Revaluation of contingent consideration (a)	(1.1)	1.1	1.1	0.02
Facility closure costs - Hogansville DC (b)	(0.8)	0.8	0.5	0.01
As adjusted (d)	$183.3	$97.3	$61.0	$1.02

	Fiscal year ended December 29, 2012
	SG&A	Operating Income	Net Income	Diluted EPS
As reported (GAAP)	$713.2	$262.0	$161.2	$2.69
Office consolidation costs (c)	(6.4)	6.4	4.0	0.07
Revaluation of contingent consideration (a)	(3.6)	3.6	3.6	0.06
Facility closure costs - Hogansville DC (b)	(3.1)	3.1	1.9	0.03
As adjusted (d)	$700.1	$275.1	$170.7	$2.85

(a)	Revaluation of the contingent consideration liability associated with the Company's acquisition of Bonnie Togs.

(b)	Costs related to the closure of a distribution facility located in Hogansville, GA, announced in the first quarter of fiscal 2012.

(c)	Costs related to the office consolidation.

(d)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present SG&A, operating income, net income, and net income on a diluted share basis excluding the adjustments discussed above.  The Company believes these adjustments provide a meaningful comparison of the Company’s results.  The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.  The adjusted, non-GAAP financial measurements are presented for informational purposes only and are not necessarily indicative of the Company’s future condition or results of operations.

Note: Results may not be additive due to rounding. Certain prior year amounts have been reclassified for comparative purposes.

CARTER’S, INC.
RECONCILIATION OF NET INCOME ALLOCABLE TO COMMON SHAREHOLDERS

	Fiscal quarters ended		Two fiscal quarters ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Weighted-average number of common and common equivalent shares outstanding:
Basic number of common shares outstanding	58,567,558	58,200,702	58,519,286	58,128,989
Dilutive effect of equity awards	588,622	676,321	648,072	645,174
Diluted number of common and common equivalent shares outstanding	59,156,180	58,877,023	59,167,358	58,774,163

As reported on a GAAP Basis:
Basic net income per common share:
Net income	$19,673,000	$20,805,000	$61,088,000	$53,080,000
Income allocated to participating securities	(265,000)	(271,000)	(811,000)	(651,000)
Net income available to common shareholders	$19,408,000	$20,534,000	$60,277,000	$52,429,000

Basic net income per common share	$0.33	$0.35	$1.03	$0.90

Diluted net income per common share:
Net income	$19,673,000	$20,805,000	$61,088,000	$53,080,000
Income allocated to participating securities	(263,000)	(268,000)	(803,000)	(644,000)
Net income available to common shareholders	$19,410,000	$20,537,000	$60,285,000	$52,436,000

Diluted net income per common share	$0.33	$0.35	$1.02	$0.89

As adjusted (a):
Basic net income per common share:
Net income	$27,668,000	$22,353,000	$75,378,000	$56,021,000
Income allocated to participating securities	(375,000)	(291,000)	(1,002,000)	(687,000)
Net income available to common shareholders	$27,293,000	$22,062,000	$74,376,000	$55,334,000

Basic net income per common share	$0.47	$0.38	$1.27	$0.95

Diluted net income per common share:
Net income	$27,668,000	$22,353,000	$75,378,000	$56,021,000
Income allocated to participating securities	(372,000)	(288,000)	(992,000)	(680,000)
Net income available to common shareholders	$27,296,000	$22,065,000	$74,386,000	$55,341,000

Diluted net income per common share	$0.46	$0.37	$1.26	$0.94

(a)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present per share data excluding the adjustments discussed above. The Company has excluded $8.0 million and $14.3 million in after-tax expenses from these results for the fiscal quarter and two fiscal quarters ended June 29, 2013, respectively. The Company has excluded $1.6 million and $2.9 million in after-tax expenses from these results for fiscal quarter and two fiscal quarters ended June 30, 2012, respectively.